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                                    ADDENDUM
                                       TO
                                   USCMC-USCC
                              PARTNERSHIP AGREEMENT


         THIS ADDENDUM is made by and between US CANCER CARE, INC., a Delaware corporation ("USCC"), and US CANCER MANAGEMENT CORPORATION, a Delaware corporation ("USCMC"), and is intended to be an addendum and a modification of that certain PARTNERSHIP AGREEMENT dated April 5, 2000, between the parties.

         A. Section 1.03 of the PARTNERSHIP AGREEMENT is hereby amended to read as follows:

                  "1.03. Purpose of Partnership.

                  The purpose of this partnership is to manage the development, building, and operations of cancer care centers in Rhonert Park, California, and Fresno, California, only, pursuant to the agreement between the Partnership and the Permanente Medical Group, Inc. ("TPMG"), dated September 7th, 2000, and any and all activities that are reasonably and directly related to, and to, or in furtherance of those activities. However, in the event that TPMG desires to use an outside contractor (that is, an entity that is not owned by TPMG) to provide PET imaging services to patients at the Partnership's cancer centers, then the Partnership shall seek to manage this PET imaging business by mutual agreement with TPMG. In no event shall USCC or USCMC act to manage such business independent of the Partnership with respect to all centers owned by the Partnership. The Partnership may also manage, develop, build, and operate additional cancer care centers or engage in any other lawful business, but only with the unanimous written agreement of all of the Partners. It is understood that neither USCMC nor W. Brian Fuery are obligated to bring to the attention of the Partnership any business opportunities, whether or not identical or similar to the purposes of this Partnership outside of Rhonert Park, Fresno, Modesto, Stockton, Turlock, Sonora and Hayward, California.

                  In the event USCMC suggests that the Partnership develop additional cancer care centers, USCMC shall present to the Partnership a complete proposal with reasonably detailed budget and projections and full disclosure of all other information reasonably necessary to make an informed decision. USCC shall have thirty (30) days from receipt of the completed proposal to accept or reject the proposal as a partnership project. Lack of a response within said time period shall be a rejection. If the proposal is rejected by USCC, then USCMC is free to proceed with the project on its own on the same basis as presented to the Partnership without any further responsibility to the Partnership or to USCC with respect to the said project."


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         B.       Section 5.05 of the PARTNERSHIP AGREEMENT is herby amended to read as follows:

                  Each Partner, including a Managing General Partner, either individually or collectively, may participate in other business ventures of every kind, but only to the extent that those other business ventures 1) do not compete with or materially interfere with the Partnership or USCC business in the geographic locations of Modesto, Stockton, Turlock, Sonora, Hayward above or other centers first developed by the Partnership including Fresno and Rhonert Park,
         2) and do not obtain patients from any of these existing geographic areas described as Modesto, Stockton, Turlock, Sonora, Hayward, Fresno and Rhonert Park in which the Partnership or USCC treats patients, 3) and do not conflict with the obligations of that Partner under this Agreement. Neither the Partnership nor any other Partner shall have any right to any income or profit derived from any such other business venture of any Partner or Partners permitted under this Section. Notwithstanding the forgoing, neither W. Brian Fuery nor USCMC are precluded from competing in areas other than Modesto, Stockton, Turlock, Sonora and Hayward, California as set forth in Section 1.03 above or other centers first developed by the Partnership including Fresno and Rhonert Park.

         C. Section 5.07 of the PARTNERSHIP AGREEMENT is hereby amended to read as follows:

                         The specific duties and responsibilities of USCC shall
                    be as follows:

         D. Section 5.07(e) of the PARTNERSHIP AGREEMENT is hereby amended to read as follows:

                         "(e) To provide for or obtain capital financing of all
                    costs of real estate acquisition, development, building and construction and to provide for or obtain capital funding for medical equipment necessary for the cancer centers contemplated for Rhonert Park and Fresno within 20 days of a written demand from either partner. It is understood the working capital needs of the center will be the responsibility of the partnership in accordance with the terms of the Partnership Agreement. . Further, it is agreed that if USCC loans any monies to the partnership to be utilized as deposits towards or in connection with the development of the real estate, that such deposits will be returned to USCC in full upon the completion and receipt of USCC's arranged financing of such real estate development.

         E. Section 5.08(e) of the PARTNERSHIP AGREEMENT is hereby amended to read as follows:

         "(e) To acquire or otherwise procure the use of both the facility and equipment for each cancer center under the agreement between the Partnership and TPMG. USCMC is discussing with TPMG the financing for or other funding of such acquisitions through TPMG."

         A new Section 5.08(f) is added to the PARTNERSHIP AGREEMENT which will read as follows:

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                  "(f) To render monthly financial and operations reports to the
         Partners within 30_days, or a reasonbable time, after the end of each calendar month.

         F. Section 5.09 of the PARTNERSHIP AGREEMENT is hereby amended to read as follows:

                  5.09. Loan to Partnership by USCC.

                  For the first twelve (12) months of the Partnership's operations, commencing on November 7, 2000, USCC shall loan to the Partnership the sum of Sixteen Thousand Six Hundred Sixty-Six and 67/100 Dollars ($16,666.67) per month, payable on the first business day of each month. For the second twelve (12) months of the Partnership's operations, USCC shall loan to the Partnership the sum of Eight Thousand Three Hundred Thirty-Three and 33/100 Dollars ($8,333.33) per month, payable on the first business day of each month. Accordingly, by the end of the second year of the Partnership's operations, USCC shall have loaned to the Partnership the total sum of Three Hundred Thousand Dollars ($300,000.00).

                  In order to assure the funding of this loan commitment, USCC shall, within fifteen (15) days after the signing of this Addendum to the PARTNERSHIP AGREEMENT, deposit the sum of $ 200,000 into an interest-bearing account with Merrill Lynch, an Escrow Holder agreed upon between the partners, with written Escrow Instructions providing that Escrow Holder shall make a payment by the fifth (5th) day of each month commencing May 1, 2001, to US Cancer Management Corporation ("USCMC") c/o W. BRIAN FUERY in a sum equal to the payment due ($16, 666.67 per month through October 31, 2001 and $8,333.33 per month until paid in full, estimated to be October 31, 2001 ). It is understood and agreed that the funds in said account will be devoted solely to the payment of the loan to the Partnership as provided in this section and that the Escrow Holder may withdraw from said account only for the purpose of meeting said payments. USCC shall have no rights to withdraw from said fund until the total amount is paid to USCMC and approved by it. It is further agreed that after all payments have been made in satisfaction of said loan, all accrued interest and any remaining balance in said account shall belong to and shall be returned to USCC and said account may be closed by USCC.

                  USCC shall be in default under this Agreement if any payment due under this loan is not paid within ten (10) days after its due date, or if USCC fails to perform any of its other obligations hereunder within ten (10) days of the date the obligation is to be performed. USCC shall have twenty (20) days to cure such a default after Notice. If USCC is in default under paragraph 5.07(a) (pertaining to this loan) or under paragraph 5.07(e) (pertaining to capital financing) only and such default has not been fully cured within twenty
(20) days after such Notice, then, at such time, with notice, USCC's percentage interest in either Rhonert Park or Fresno shall automatically and irrevocably be reduced to five percent (5%), and USCMC's percentage interest shall be increased to ninety-five percent (95%) in that SPECIFIC CENTER PROJECT ONLY. A reduction in percentage interest under this Section shall in no way relieve or release USCC of its obligations hereunder, including any obligations then in default; regardless of any such reduction in percentage interest of USCC, USCC shall continue to be obligated in the same manner and in the same amounts as before the reduction, and USCC shall have no right to the restoration of any such percentage interest reduced under this Section. Upon full satisfaction of


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the requirements under Sections 5.07(a) and (e) herein with respect to Rhonert
Park and Fresno only , this obligation for any further percentage reduction in ownership shall be void.

                  If USCC is in default under paragraph 5.07(b), (c), or (d), then the cost to the Partnership of obtaining the services set forth in any of those paragraphs shall be a charge against the distributive profit share of USCC and shall be treated as if said amount had been distributed to USCC.

                  Provided that USCC is not in default under this Agreement, the Partnership agrees to repay this loan to USCC in sixty (60) equal monthly installments in the amount of Five Thousand Dollars ($5,000.00) each, without interest, commencing on the later of i) the end of the second full year of the Partnership's operations, or ii) ninety (90) days after the date that the cancer care centers as contemplated in this Partnership's agreement with TPMG are completed and have become operational and profitable on a GAAP and cash flow basis. The loan repayment shall be due and payable on the first of each month once the commencement conditions are met. If such payment is not received by the 10th of each month, then interest shall accrue and be paid at a rate of 9 %. If USCC is in default or becomes in default under either paragraph 5.07(a) or 5.07(e) of this Agreement, then each monthly payment under this paragraph shall be reduced from $5,000.00 to One Hundred Dollars ($100.00), and the payments shall continue on a monthly basis for as long as necessary until the principal of the loan has been repaid in full.

                  IN WITNESS WHEREOF this ADDENDUM TO USCMC-USCC PARTNERSHIP AGREEMENT is executed by the parties, which execution may be in counterparts, and is agreed to be effective as of April 5, 2001.

GENERAL PARTNERS:

US Cancer Care, Inc.,                        US Cancer Management Corporation,
a Delaware corporation                       a Delaware corporation
700 Ygnacio Valley Road                      700 Ygnacio Valley Road
Suite 300                                    Suite 300
Walnut Creek, California 95696               Walnut Creek, California 95696
Telephone: (925) 279-2273                    Telephone: (925) 279-2273


By: /s/ Richard Padelford                    By: /s/ W. Brian Fuery
   -------------------------------------        --------------------------------
   RICHARD PADELFORD                            W. BRIAN FUERY
   President and Chief Operating Officer        President and Secretary


By: /s/ Jeffrey Goffman
   -------------------------------------
   JEFFREY GOFFMAN
   Chief Executive Officer and Secretary